Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 filed pursuant to General Instruction K to Form S-4 and Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated May 30, 2018, with respect to the consolidated financial statements and schedule of STERIS plc, a public limited company organized under the laws of England and Wales (“STERIS”), and the effectiveness of internal control over financial reporting of STERIS (excluding the internal control over financial reporting of entities that were acquired during fiscal 2018) included in its Annual Report (Form 10-K) for the year ended March 31, 2018, filed with the Securities and Exchange Commission, included in Amendment No.1 to the Registration Statement (Form S-4 No 333-228188) and related proxy statement/prospectus of STERIS plc (formerly known as STERIS Limited), a public limited company organized under the laws of Ireland, for the registration of its ordinary shares.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 27, 2019